EXHIBIT 16.1



May 29, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


Dear Sir/Madam:

We have read Item 4 included in the Form 8-K dated May 29, 2002, of Newmont Mining Corporation to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.


Yours very truly,

/s/ Arthur Andersen LLP

cc: Bruce D. Hansen, Newmont Mining Corporation